Exhibit 23.2

Consent of Independent Auditors

The Board of Directors

Machine Zone, Inc.

We consent to the use of our report dated June 10, 2020, with respect to the consolidated balance sheets of Machine Zone Inc. as of December 31, 2018 and 2019, the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements, included herein and to the reference to our firm under the heading ‘Experts’ in the prospectus.

/s/ KPMG LLP
Santa Clara, California
April 6, 2021